Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Diversified Energy Company for the year ended December 31, 2025. We hereby further consent to the use of information with respect to estimates of proved reserves and future revenue, as of December 31, 2025, in certain oil and gas properties of Diversified Energy Company, and the information derived from our Report. We further consent to the incorporation by reference thereof into the Registration Statements on Form S-8 (No. 333-291764, No. 333-287374, and No. 333-276139) of Diversified Energy Company.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Eric J. Stevens
By: ______________________________________
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
February 26, 2026